Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter of 2007

•	Improvement in Order Rates Since Chinese New Year

•	Distribution Re-Sales Sequentially Higher Driving a Reduction in Channel Inventory

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the first quarter ended April 1, 2007. Fairchild reported first quarter sales of $402.6 million, down 3.7% from the prior quarter and 1.7% from first quarter of 2006 which included 14 weeks. These results include $5.1 million of revenue from the System General acquisition for the period of February 5, 2007 to April 1, 2007.

Fairchild reported first quarter net income of $6.3 million or $0.05 per diluted share compared to net income of $8.7 million or $0.07 per diluted share in the prior quarter and a net income of $26.6 million or $0.21 per diluted share in the first quarter of 2006. Gross margin was 27.7%, 130 basis points lower sequentially and 220 basis points lower than in the first quarter of 2006. Excluding the purchase accounting charge of $2.1 million related to the acquisition of System General, gross margin was 28.2%.

Fairchild reported first quarter adjusted net income of $20.1 million or $0.16 per diluted share, compared to adjusted net income of $26.7 million or $0.21 per diluted share in the prior quarter and adjusted net income of $25.6 million or $0.21 per diluted share in the first quarter of 2006. Adjusted net income excludes amortization of acquisition-related intangibles, purchase accounting charges and in-process R&D related to the acquisition of System General, restructuring and impairments, reserves for potential lawsuit losses, net gain on the sale of the LED lamps and displays product line, associated net tax benefits of these items and other acquisition-related intangibles, and certain discrete tax benefits and charges.

“Order rates improved after Chinese New Year which enabled us to deliver solid sales performance in the first quarter and build a slightly higher starting backlog position for the second quarter,” said Mark Thompson, Fairchild’s president and CEO. “We continued to tightly manage our supply chain in the first quarter and reduced channel inventories by more than a day sequentially while we maintained internal inventories well within our target range. While the first half of 2007 may be weaker than normal for the industry, our supply chain is well positioned and we are planning on a number of new product introductions and mix improvements that we believe will drive greater content and higher margins in the second half of 2007.

End Markets and Channel Activity

“Sales by end market were generally inline with our expectations with the exception of some selected weakness in the handset market,” said Thompson. “We recorded the biggest increase in order rates for our products supporting the industrial and notebook computer end markets while demand remained weak for our products targeting desktop computers. Distributor sell-through was higher than the prior quarter and we expect another modest sequential increase in the second quarter.

Utilization and Lead Times

“Factory utilization was sequentially lower in the first quarter but we expect this to improve in the second quarter as we gradually increase loadings,” stated Thompson. “Average lead times remained in the range of 9 – 10 weeks, with the longest lead times on our analog power conversion and leading-edge functional power products that continue to experience strong demand.

First Quarter Financials

“We’ve made many operational improvements in our cycle management which enabled us to moderate the decline in sales and gross margins during this downturn compared to past cycles,” said Mark Frey, Fairchild’s executive vice president and CFO. “We continue to tightly control production output to match end market demand. This resulted in lower factory utilization in the first quarter and caused adjusted gross margins to decrease 80 basis points sequentially. This adjusted gross margin includes a 20 basis point favorable impact from the acquisition of System General. Internal inventories decreased $3.6 million from the prior quarter, excluding the $6.1 million from the System General acquisition. Operating expenses were lower than the prior quarter, even with the addition of System General’s results, due to spending controls, adjustments to the bonus accrual, lower than expected legal expenses due to the push out of the trial with Power Integrations, and some nonrecurring credits to spending. Net interest and other expenses increased to $4.7 million in the first quarter due to a reduction in interest income from our lower level of invested cash. Our first quarter results include System General for the period after February 5, 2007 when we became the majority stockholder.

“Cash and marketable securities decreased $157.6 million to $428.8 million in the first quarter which reflected cash flow from operations of $24.0 million offset primarily by our net cash payment of $171.8 million to acquire a controlling interest in System General,” stated Frey.

Second Quarter Guidance

“We expect second quarter revenues to be up 1% - 4% and gross margins to be approximately flat sequentially,” said Frey. “At the start of the second quarter, we had about 90% of this sales guidance booked and scheduled to ship. We expect R&D and SG&A spending to be approximately $91.0 - $93.0 million and net interest and other expenses to be $5.0 - $5.5 million for the second quarter. Beginning with this quarter our guidance includes the expected results of System General.

This press release includes references to adjusted net income (loss) (which excludes amortization of acquisition-related intangibles, purchase accounting charges and in-process R&D related to the acquisition of System General, restructuring and impairments, reserves for potential lawsuit losses, net gain on the sale of the LED lamps and displays product line, associated net tax benefits of these items and other acquisition-related intangibles, and certain discrete tax benefits and charges), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from adjusted net income (loss) to GAAP net income (loss) and adjusted gross profit to GAAP gross profit. GAAP and adjusted results both include equity based compensation expense. Adjusted results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: our ability to satisfy the conditions to closing the tender offer for System General, and the subsequent share swap and merger; changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:
Patti Olson	Dan Janson
Corporate Communications	Investor Relations
(800) 341-0392 X 8728 Fax: (207) 775-8161	(207) 775-8660 Fax: (207) 761-3415
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	April 1, 2007	December 31, 2006	April 2, 2006
Total revenue	$402.6	$418.3	$409.5
Cost of sales (1)	291.1	296.9	287.0

Gross profit	111.5	121.4	122.5

Gross profit %	27.7%	29.0%	29.9%

Operating expenses:
Research and development (2)	26.9	26.5	26.2
Selling, general and administrative (3)	57.2	60.2	60.0
Amortization of acquisition-related intangibles	6.8	5.9	5.9
Restructuring and impairments	0.6	3.2	—
Purchased in-process research and development	3.7	—	—
Reserve for potential losses	—	8.2	—
Gain on sale of product line, net	—	—	(3.2)

Total operating expenses	95.2	104.0	88.9

Operating income	16.3	17.4	33.6
Other expense, net	4.7	3.3	5.9

Income before income taxes	11.6	14.1	27.7

Provision for income taxes	5.3	5.4	1.1

Net income	$6.3	$8.7	$26.6

Net income per common share:
Basic	$0.05	$0.07	$0.22

Diluted	$0.05	$0.07	$0.21

Weighted average common shares:
Basic	123.4	122.7	121.4

Diluted	125.7	124.8	123.9

(1)	Includes $1.7 million, $1.4 million and $0.7 million of equity compensation expense for the three months ended April 1, 2007, December 31, 2006 and April 2, 2006, respectively.
(2)	Includes $0.9 million, $0.9 million and $1.0 million of equity compensation expense for the three months ended April 1, 2007, December 31, 2006 and April 2, 2006, respectively.
(3)	Includes $3.5 million, $4.4 million and $3.6 million of equity compensation expense for the three months ended April 1, 2007, December 31, 2006 and April 2, 2006, respectively.

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2007	December 31, 2006	April 2, 2006
Net income	$6.3	$8.7	$26.6
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	0.6	3.2	—
Purchased in-process research and development	3.7	—	—
Reserve for potential losses	—	8.2	—
System General purchase accounting charges	2.1	—	—
Gain on sale of product line, net	—	—	(3.2)
Amortization of acquisition-related intangibles	6.8	5.9	5.9
Associated tax effects of the above and other acquisition intangibles	(0.3)	0.7	(0.2)
Tax benefits from finalized tax filings and audit outcomes	0.9	—	(3.5)

Adjusted net income	$20.1	$26.7	$25.6

Adjusted net income per common share:
Basic	$0.16	$0.22	$0.21

Diluted	$0.16	$0.21	$0.21

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Profit To Adjusted Gross Profit

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2007	December 31, 2006	April 2, 2006
Gross profit	$111.5	$121.4	$122.5
Adjustments to reconcile gross profit to adjusted gross profit:
System General purchase accounting charges	2.1	—	—

Adjusted gross profit	$113.6	$121.4	$122.5

Adjusted gross profit %	28.2%	29.0%	29.9%

Adjusted net income, adjusted net income per share, and adjusted gross profit should not be considered as alternatives to net income, net income per share, gross profit or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	April 1, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$315.6	$525.2
Short-term marketable securities	111.2	59.1
Receivables, net	170.2	163.3
Inventories	241.4	238.9
Other current assets	36.4	42.0

Total current assets	874.8	1,028.5

Property, plant and equipment, net	641.8	646.4
Intangible assets, net	139.1	103.6
Goodwill	345.7	229.9
Long-term marketable securities	2.0	2.1
Other assets	41.3	35.1

Total assets	$2,044.7	$2,045.6

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$3.8	$2.8
Accounts payable	108.2	90.2
Accrued expenses and other current liabilities	119.7	169.5

Total current liabilities	231.7	262.5
Long-term debt, less current portion	587.8	589.7
Other liabilities	71.1	59.0
Minority Interest	1.3	—

Total liabilities	891.9	911.2

Temporary equity - deferred stock units	2.7	2.2
Total stockholders' equity	1,150.1	1,132.2

Total liabilities, temporary equity and stockholders' equity	$2,044.7	$2,045.6

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	April 1, 2007	April 2, 2006
Cash flows from operating activities:
Net income (loss)	$6.3	$26.6
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	32.0	28.3
Non-cash stock-based compensation expense	6.1	5.3
Purchased in-process research & development	3.7	—
Deferred income taxes, net	(4.4)	0.8
Other	0.4	(2.1)
Changes in operating assets and liabilities, net of acquisitions	(20.1)	(55.9)

Cash provided by operating activities	24.0	3.0

Cash flows from investing activities:
Capital expenditures	(16.7)	(23.0)
Purchase of marketable securities	(79.1)	(61.9)
Sale of marketable securities	28.2	67.8
Maturity of marketable securities	0.1	9.1
Other	(0.5)	6.1
Acquisitions and divestitures, net of cash acquired	(171.8)	—

Cash used in investing activities	(239.8)	(1.9)

Cash flows from financing activities:
Repayment of long-term debt	(0.9)	(2.2)
Proceeds from issuance of common stock and from exercise of stock options, net	13.6	8.0
Other	(6.5)	(2.0)

Cash provided by financing activities	6.2	3.8

Net change in cash and cash equivalents	(209.6)	4.9
Cash and cash equivalents at beginning of period	525.2	330.7

Cash and cash equivalents at end of period	$315.6	$335.6